            EQUITABLE FINANCIAL ANNOUNCES THREE AND SIX MONTH RESULTS

Grand Island, Nebraska (February 7, 2006)--Equitable Financial Corp. (OTCBB:
EQFC), the holding company for Equitable Bank, today announced a net loss of $512,000 for the quarter ended December 31, 2005 ($530,000 net loss or $0.17
(loss) per diluted share from November 8, 2005 through December 31, 2005), compared to net income of $5,000 for the quarter ended December 31, 2004. For the six months ended December 31, 2005, the Company reported a net loss of $624,000 compared to net income of $80,000 for the six months ended December 31, 2004. The net loss for the second quarter and six months ended December 31, 2005 was primarily due to the one-time $726,000 expense associated with the funding and establishment of the Equitable Bank Charitable Foundation in connection with Equitable Bank's mutual holding company reorganization.

Net interest income decreased $18,000, or 17.8%, to $991,000 for the quarter ended December 31, 2005 compared to $1.0 million for the quarter ended December 31, 2004. The interest rate spread and net interest margin for the quarter ended December 31, 2005 were 2.2% and 2.4%, respectively, compared to 2.6% and 2.9% for the same period in 2004. Interest income increased $313,000, or 16.1%, to $2.3 million for the three-month period ended December 31, 2005 as the Company had an increase in the volume of interest-earning assets, as well as an increase in the average yield. The loan growth for the six months ended December 31, 2005 is due to loan originations in our new North Platte and Omaha operations, as well as our recent emphasis on commercial, construction and non-residential real estate loans. Interest expense increased $331,000, or 35.5%, to $1.3 million for the quarter ended December 31, 2005, due to an increase in the average rate paid on deposits and an increase in deposit volume. For the six-month period ended December 31, 2005, net interest income decreased $149,000 to $1.9 million due primarily to an increase in the Bank's overall funding costs. For the six months ended December 31, 2005, the interest rate spread and net interest margin were 2.1% and 2.4%, respectively, compared to 2.6% and 2.8% for fiscal 2004.

Noninterest income increased $467,000 to $630,000 for the three months ended December 31, 2005 compared to $163,000 for the same period ended December 31, 2004. This increase was primarily due to the sale of Freddie Mac common stock in October 2005, giving the Company a pre-tax gain of $340,000. Brokerage fee income increased $104,000 to $163,000 for the three months ended December 31, 2005 compared to the same period in 2004. The increase was due to the Company opening new brokerage operations in Grand Island and North Platte during 2005. Noninterest income increased $629,000 to $987,000 for the six-month period ended December 31, 2005 as a result of the sale of Freddie Mac common stock and increases in brokerage fees.

Noninterest expense increased $1.3 million, or 111%, to $2.4 million for the three-month period ended December 31, 2005, primarily due to the expense associated with the funding and establishment of the Equitable Bank Charitable Foundation. The $143,000 loss on the sale of loans was due to the Bank's strategic restructuring of its balance sheet with the sale of $6.5 million of long-term, fixed-rate real estate loans. The funds from the sale were used for the origination of variable rate commercial loans tied to prime. Compensation and employee benefits increased $223,000, or 33.8%, to $882,000. This increase in compensation and benefit expense, as well as an increase in occupancy and advertising expense, was due to the opening of three new Bank facilities in Omaha, Grand Island and North Platte. For the six months ended December 31, 2005, noninterest expense totaled $3.8 million compared to $2.2 million for the same period in 2004. This $1.6 million increase was due to a combination of factors, including the contribution to the Equitable Bank Charitable Foundation, the loss on the sale of loans and the cost of opening three new facilities.

Nonperforming assets totaled $163,000, or 0.1% of total assets at December 31, 2005, compared to $194,000, or 0.1% of total assets at June 30, 2005. The allowance for loan losses was $913,000, or 0.6% of total gross loans, at December 31, 2005 compared to $786,000, or 0.6% of total gross loans, at June 30, 2005. The Bank had $5,000 and $14,000 of charge-offs for the three and six months ended December 31, 2005, respectively, compared to $21,000 and $31,000 for the same 2004 periods, respectively. The provision for loan loss for the three months ended December 31, 2004 and 2005 was $30,000 and for the six months ended December 31, 2004 and 2005 was $60,000. Management considered both the provision and allowance for loan loss to be adequate during all periods based on the changing composition of the loan portfolio due to loan growth particularly in commercial loans.

Total assets at December 31, 2005 were $171.6 million, compared to $145.4 million at June 30, 2005. Total loans increased $23.4 million, or 19.2%, to $145.0 million at December 31, 2005, from $121.7 million at June 30, 2005. The majority of the growth in the loan portfolio was concentrated in the commercial and agricultural business segments. This growth was due primarily to the three new bank facilities opened since December 31, 2004. The growth was offset by the sale of $6.5 million of fixed-rate real estate loans. Investment securities decreased $1.3 million, or 10.0%, to $12.0 million at December 31, 2005, from $13.3 million at June 30, 2005. The decrease in investment securities was due primarily to the maturity of agency securities and the prepayment of principal in mortgage-backed securities. Total deposits increased $15.8 million, or 16.3%, to $112.6 million at December 31, 2005. The increase reflects the addition of $14.0 million in brokered certificates. Transaction accounts comprised 23.6% of total deposits at December 31, 2005, compared to 22.3% at June 30, 2005.

Shareholder equity increased to $25.8 million at December 31, 2005 from $14.4 million at June 30, 2005, an increase of $11.4 million, or 79.6%. The increase reflects the sale of 1.4 million shares of common stock in connection with the Bank's reorganization to a mutual holding company form.

The Company also announced that on January 26, 2006, the Company sold its remaining shares of Freddie Mac common stock for a pre-tax net gain of $355,000.

Equitable Bank is headquartered in Grand Island, Nebraska and is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within our market area. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate various type loans. Equitable Bank offers financial services through its main office and full service branches in Grand Island and North Platte. The Bank also has loan production offices in Grand Island and Omaha.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historical facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. these factors include, but are not limited to, changes in interest rates, general economic conditions, legislative or regulatory changes that may adversely affect our business, the quality or composition of the Company's loan or investment portfolios, changes in competition and demand for financial services, adverse changes in the securities markets, changes in the quality or composition of the Company's loan or investment portfolios, and changes in accounting principles, policies and guidelines. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-QSB and its registration statement on Form SB-2, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.


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


                            EQUITABLE FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                                   (Unaudited)


                                                     DECEMBER 31,          JUNE 30,
SELECTED FINANCIAL CONDITION DATA                        2005                2005
                                                   ------------------    --------------
                                                             (In Thousands)
Total assets                                       $  171,627            $  145,372
Cash and cash equivalents                               5,833                 2,160
Loans receivable, net                                 145,029               121,656
Securities available for sale                          11,150                12,785
Deposits                                              112,554                96,788
Federal Home Loan Bank advances                        32,134                32,952
Stockholders' equity                                   25,799                14,363


                                                              THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                 DECEMBER 31,                         DECEMBER 31,
                                                    ---------------------------------------   ------------------------------
SELECTED OPERATIONS DATA                                2005                 2004               2005              2004
                                                    -------------    ----------------------   ----------     ---------------
                                                                     (In thousands, except per share data)
Total interest income                                 $ 2,254              $ 1,941              $ 4,245         $ 3,857
Total interest expense                                  1,263                  932                2,388           1,851
                                                      -------              -------              -------         -------

Net interest income                                       991                1,009                1,857           2,006
                                                                                                -------
Provision for loan losses                                  30                   30                   60              60
                                                      -------              -------              -------         -------

Net interest income after
 provision for loan losses                                961                  979                1,797           1,946
Noninterest income                                        630                  163                  987             358
Noninterest expense                                     2,419                1,147                3,809           2,214
                                                      -------              -------              -------         -------

(Loss)/income before taxes                               (828)                  (5)              (1,023)             90
Income tax (benefit)/expense                             (316)                 (10)                (399)             10
                                                      -------              -------              -------         -------

Net (loss) / income                                   $  (512)             $     5              $  (624)        $    80
                                                      =======              =======              =======         =======

  Basic earnings (loss) per share (1)                   (0.17)                  --                (0.17)             --
  Diluted earnings (loss) per share (1)                 (0.17)                  --                (0.17)             --




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

                                                    THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                       DECEMBER 31,                       DECEMBER 31,
                                              -------------------------------    --------------------------------
SELECTED FINANCIAL RATIOS                         2005              2004             2005              2004
                                              --------------    -------------    --------------    --------------
Return on average assets                           (1.2)%             0.0%             (0.8)%            0.1 %
Return on average equity                          (12.6)              0.1              (8.2)             1.1
Average equity to average assets                    9.5               9.9               9.4              9.8
Interest rate spread during the
 Period                                             2.2               2.6               2.1              2.6
Net interest margin                                 2.4               2.9               2.4              2.8
General and administrative
 expenses to average assets                         5.7               3.2               4.7              3.1
Efficiency ratio (2)                              188.8              97.9             152.0             93.7

                                                             AS OF                        AS OF
                                                       DECEMBER 31, 2005            DECEMBER 31, 2004
                                                   -------------------------    -------------------------

Non performing assets to total assets                          0.1%                         0.3%

Book value per share                                         $7.82                           (1)

Number of shares outstanding for
 book value computation                                  3,297,509                           (1)

--------------------------
(1) The Company completed its initial stock offering and reorganization on November 8, 2005 and, as a result, shares for purposes of the 2005 earnings per share calculations were not outstanding for the full three- and six-month periods. Prior to the Company's initial stock offering and reorganization, Equitable Bank was a mutual association without stockholders; therefore, earnings per share for the three and six months ended December 31, 2004 are not applicable.

(2) Computed as non-interest expense divided by the sum of net interest income and non-interest income, excluding securities gains and losses.


CONTACTS:

Equitable Financial Corp.
Richard L. Harbaugh (308) 382-3136
Kim E. Marco (308) 382-3136